                                                                  EXHIBIT 10.3

                             CREDITRUST CORPORATION
                  Shareholders Make Involved Loyal Employees
                               SMILE Bonus Program


Purpose: The purpose of this SMILE Bonus Program is to promote the success of Creditrust Corporation by providing bonuses as an incentive for employees to remain in the Company's employ and thereby reduce the Company's hiring and training costs.

Administrator: This SMILE Bonus Program shall be administered by (i) a committee of one or more individuals designated by the Board of Directors or
(ii) the Board itself if no such committee is designated. The Administrator's construction, interpretation and other actions taken or determinations made in administering this SMILE Bonus Program shall be final, conclusive and binding on all persons.

Participants: All employees of the Company are eligible to participate in this SMILE Bonus Program unless otherwise determined by the Administrator. An employee must be in the employ of the Company on the date that a SMILE bonus pool is established to participate in that SMILE bonus pool. The Administrator, in its discretion, may establish additional conditions, restrictions and limitations on participation in a SMILE bonus pool, including conditions regarding vesting and forfeiture.

Establishment of SMILE Bonus Pools: The Company shall establish one or more irrevocable grantor trusts to which it may make periodic cash contributions. Such grantor trusts shall be substantially in the form of Exhibit A hereto. The amount and timing of such periodic cash contributions, if any, will be determined solely in the Administrator's discretion. Each periodic such cash contribution shall constitute a separate SMILE bonus pool. All cash contributions to the grantor trust(s) shall be used by the trustee to purchase shares of the Company's common stock on the open market as soon as practicable after receipt.

Distribution of SMILE Bonus Pools: The trustee shall sell the shares attributable to each SMILE bonus pool on the open market in four equal installments at six month intervals commencing six months after the SMILE bonus pool cash contribution was made. As soon as practicable after each such sale, the proceeds from the sale shall be distributed equally among those participants who have been employed by the Company continuously from the time the SMILE bonus pool cash contribution was made until the date of distribution. No participant shall have any right to any bonus payment unless and until such amount has been paid, and no participant shall have legal or equitable rights, interests or claims in any property or assets owned or which may be acquired by the Company.

Nontransferability: A participant's interests under the SMILE Bonus Program may not be assigned, pledged, anticipated, encumbered, transferred or conveyed in any manner in advance of actual receipt of the applicable bonus payment.

Amendment and Termination of the SMILE Bonus Program: The Board of Directors of the Company may at any time, and from time to time, modify, amend, supersede, or terminate this SMILE Bonus Program, in whole or in part, with or without prior notice to or consent of any participant. Upon termination of the SMILE Bonus Program, amounts held in the grantor trust(s) shall be allocated among and distributed to participants in such manner and at such times as the Administrator shall determine in its discretion.

Tax Withholding: Bonus payments shall be reduced by all applicable federal, state or local taxes required by law to be withheld.

Right to Employment: Nothing contained in this SMILE Bonus Program or any related grantor trust shall be construed to give any individual any right to employment or continued employment with Creditrust Corporation, nor to limit the right of Creditrust Corporation to discharge a participant at any time with or without cause or notice.

Governing Law: This SMILE Bonus Program shall be governed by and construed in accordance with the laws of the State of Maryland, other than the conflict of laws principles thereof.

Headings: The headings in this SMILE Bonus Program are for reference purposes only and shall not affect the meaning or interpretation of the Program.

Effective Date:  _______________, 1998.

                                                                     Exhibit A

                       TRUST UNDER CREDITRUST CORPORATION
                              SMILE BONUS PROGRAM


     This Agreement made this ______ day of ______________, ____ by and between CREDITRUST CORPORATION ("Company") and _____________________________ ("Trustee").

     WHEREAS, Company has adopted the SMILE Bonus Program ("Program"); and

     WHEREAS, Company has incurred or expects to incur liability under the terms of such Program with respect to the individuals participating in such Program; and

     WHEREAS, Company wishes to establish a trust (hereinafter called the "Trust") and to contribute to the Trust assets that shall be held therein, subject to the claims of Company's creditors in the event of Insolvency, as herein defined, until paid to Program participants in such manner and at such times as specified in the Program; and

     WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in meeting its liabilities under the Program; and

     WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Program as an unfunded plan.

     NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

     Section 1.  Establishment Of Trust.

     (a) Company hereby deposits with Trustee in trust $____________ which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

     (b)  The Trust hereby established shall be irrevocable.

     (c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

     (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Program participants as herein set forth. Program participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Program and this Trust Agreement shall be mere unsecured contractual rights of Program participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

     (e) Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Program participant shall have any right to compel such additional deposits.

     Section 2.  Payments to Program Participants.

     (a) Company or its designee shall deliver to Trustee instructions acceptable to Trustee for determining the amounts payable in respect of each Program participant and the time such payment is to be made. All payments to Program participants shall be made in cash. Company or its designee may direct Trustee which assets held in trust are to be liquidated to fund such cash payments. Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Program and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company.

     (b) The entitlement of a Program participant to benefits under the Program shall be determined by Company or such party as it shall designate under the Program.

     (c) Company may make payment of benefits directly to Program participants as they become due under the terms of the Program. Company or its designee shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants.
Notwithstanding anything herein to the contrary, if Company makes such payments directly to Program participants, Trustee shall reimburse Company from assets held in the Trust if Company so requests.

     Section 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When Company is Insolvent.

     (a) Trustee shall cease payment of benefits to Program participants if the Company is Insolvent. Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

     (b)  At all times during the continuance of this Trust, as provided in
Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

         (1) The Board of Directors and the Chief Executive Officer of Company (or, if there is no Chief Executive Officer, the highest ranking officer) shall have the duty to inform trustee in writing of Company's Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Program participants.

          (2) Unless Trustee has actual knowledge of Company's Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company's solvency.

          (3) If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Program participants and shall hold the assets of the Trust for the benefit of Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Program participants to pursue their rights as general creditors of Company with respect to benefits due under the Program or otherwise.

          (4) Trustee shall resume the payment of benefits to Program participants in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

     (c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Program participants under the terms of the Program for the period of such discontinuance less the aggregate amount of any payments made to Program participants by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

     Section 4.  Payments to Company.

     Except as provided in Section 2(c) and Section 3 hereof, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to Program participants pursuant to the terms of the Program.

     Section 5.  Investment Authority and Additional Powers of Trustee.

     (a) Trustee in its discretion may invest the Trust assets in any tangible or intangible property, real or personal, including without limitation common stock of the Company.

     (b) All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee and shall in no event be exercisable by or rest with Program participants.

     (c) Company shall have the right at any time, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by Company in a non-fiduciary capacity without the approval or consent of any person in a fiduciary capacity.

     (d)  Trustee, is authorized and empowered:

          (1) To hold in cash, without liability for interest, or in savings accounts or certificates of deposit or other deposits in a bank or savings and loan association or other depository institution, including Trustee or any of its affiliates, such portion of the Trust as is pending investment in Company common stock, or payment of expenses, or the distribution of benefits;

          (2) To maintain accounts at, execute transactions through, and lend on an adequately secured basis Trust assets to, any brokerage or other firm, including any firm which is an affiliate of Trustee;

          (3) To register Trust assets in its name or in the name of any nominee, including the name of any affiliate or the nominee name designated by any affiliate, with or without indication of the capacity in which Trust assets shall be held, or to hold securities in bearer form and to deposit any securities in a depository or clearing corporation;

          (4) To make, execute and deliver, as Trustee, any and all conveyances, waivers, releases or other instruments in writing necessary or appropriate for the accomplishment of any of the powers listed in this Trust Agreement;

          (5) To exercise all of the further rights, powers, options and privileges granted, provided for, or vested in trustees generally under the laws of the state in which Trustee is incorporated as set forth above, so that the powers conferred upon Trustee herein shall not be in limitation of any authority conferred by law, but shall be in addition thereto; and

          (6) Generally to do all other acts which Trustee deems necessary or appropriate for the protection of the Trust.

     (e) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

     Section 6.  Disposition of Income.

     During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

     Section 7.  Accounting by Trustee.

     Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company or its designee and Trustee. Within 90 days following the close of each calendar year and within 90 days after the removal or resignation of Trustee, Trustee shall deliver to Company or its designee a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

     Section 8.  Responsibility of Trustee.

     (a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company or its designee which is contemplated by, and in conformity, the terms of the Program or this Trust and is given in writing by Company or its designee. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

     (b) If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

     (c) Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

     (d) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

     Section 9.  Compensation and Expenses of Trustee.

     Company shall pay all administrative and Trustee's fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.

     Section 10.  Resignation and Removal of Trustee.

     (a) Trustee may resign at any time by written notice to Company, which shall be effective 30 days after receipt of such notice unless Company and Trustee agree otherwise.

     (b) Trustee may be removed by Company on 30 days' notice or upon shorter notice accepted by Trustee.

     (c) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee as soon as practicable thereafter but in no event later than 30 days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

     (d) If Trustee resigns or is removed, a successor shall be appointed, in accordance with section 11 hereof, by the effective date or resignation or removal under paragraph(s) (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

     Section 11.  Appointment of Successor.

     (a) If Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

     (b) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

     Section 12.  Amendment or Termination.

     (a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Program or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof.

     (b) The Trust shall not terminate until the date on which Program participants are no longer entitled to benefits pursuant to the terms of the Program. Upon termination of the Trust any assets remaining in the Trust shall be distributed in accordance with written instructions provided by Company or its designee to Trustee but shall not be distributed to Company.

     Section 13.  Miscellaneous.

     (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

     (b) Benefits payable to Program participants under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

     (c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

     Section 14.  Effective Date.

          The effective date of this Trust Agreement shall be the date first written above.

          IN WITNESS WHEREOF, Company and the Trustee have executed this Trust Agreement each by action of a duly authorized person.


                              CREDITRUST CORPORATION


                              By: __________________________________

                              Title: _______________________________


                              --------------------------------------
                              (Trustee)

                              By: __________________________________

                              Name/Title: __________________________